Exhibit 15
Pentair, Inc.
5500 Wayzata Boulevard
Suite 800
Golden Valley, MN
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Pentair, Inc. and subsidiaries (the “Company”) for the periods ended September 26, 2009 and September 27, 2008, as indicated in our report dated October 20, 2009; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 26, 2009 is incorporated by reference in Registration Statements No. 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, 333-126693, 333-152458 and 333-160925.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
Deloitte & Touche LLP
Minneapolis, MN
October 20, 2009